Exhibit 3.2

Xanthic Biopharma Inc.

Consolidated Financial Statements

For the year ended

June 30, 2018

(In Canadian Dollars)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) are the responsibility of the management and Board of Directors of the Company.

The consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the date of the consolidated statements of financial position. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“Tim Moore”	“David Bhumgara”
Tim Moore	David Bhumgara
Chief Executive Officer	Chief Financial Officer

To the Board of Directors and Shareholders of Xanthic Biopharma Inc.:

We have audited the accompanying financial statements of Xanthic Biopharma Inc., which comprise the statement of financial position as at June 30, 2018 and 2017, and the consolidated statement of loss and comprehensive loss, changes in shareholders’ deficiency and cash flows for the year ended June 30, 2018 and the period from the date of incorporation March 15, 2017 to June 30, 2017, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Xanthic Biopharma Inc. as at June 30, 2018 and 2017, and its financial performance and its cash flows for the periods then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the financial statements which indicates the existence of a material uncertainty that may cast significant doubt on the ability of Xanthic Biopharma Inc, Inc. to continue as a going concern.

Toronto, Ontario	Chartered Professional Accountants
September 13, 2018	Licensed Public Accountants

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statement of Financial Position

For the periods ended June 30, 2017 and June 30, 2018

(Expressed in Canadian dollars)
	Note	June 30, 2018	June 30, 2017
Assets
Current Assets
Cash and cash equivalents		$1,037,049	$24,096
Prepaid expenses		249,915	—
Inventory	5	181,096	—
Other receivable		157,982	12,428

		1,626,042	36,524
Non-Current Assets
Equipment	6	56,597	—
Equity investment in Xanthic Beverages USA, LLC	7	1,126,865	—

		$2,809,504	$36,524

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	14	156,368	111,643
Contingent consideration payable	8	790,080	—

		946,448	111,643
Shareholders’ Equity (Deficiency)
Share capital	9	4,236,395	26,422
Reserve for share based payments	11	385,542	—
Reserve for warrants	10	186,304	—
Deficit		(2,930,766)	(101,541)
Accumulated other comprehensive loss		(14,419)	—

		1,863,056	(75,119)

		$2,809,504	$36,524

The comparative figures at June 30, 2017 represent those of Xanthic Biopharma Limited.

Nature of operations (note 1)

Subsequent events (note 18)

Approved on behalf of the Board of Directors:

“Tim Moore”	“Carli Posner”
CEO and Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statements of Net Loss and Comprehensive Loss

For the periods ended June 30, 2018 and from the date of incorporation March 15, 2017 to June 30, 2017

(Expressed in Canadian dollars)
	Note	June 30, 2018	June 30, 2017
Expenses
Consulting fees	13	$827,658	$60,000
Stock based compensation	11	385,542	—
Advertising and promotion		174,289	13,496
Legal and professional fees		375,023	27,968
General and administration		86,569	61
Loss on equity investment in Xanthic Beverages USA, LLC	7	58,255	—
Interest and bank charges		3,835	16

Loss before transaction related expenses		1,911,171	101,541
Listing fees	4	918,054	—

Net loss from operations		$2,829,225	$101,541

Other comprehensive loss
Exchange loss on translating foreign operations		14,419	—

Comprehensive Loss for the period		$2,843,644	$101,541

Net Loss per Common Share
Basic and Diluted		$0.08	$0.04
Weighted average common shares outstanding		34,472,257	2,373,953

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statement of Changes in Shareholders’ Equity (Deficiency)

For the periods ended June 30, 2018 and from the date of incorporation March 15, 2017 to June 30, 2017

(Expressed in Canadian dollars)
				Reserves			Accumulated Other
	Note	Common Shares	Share Capital	Share based Payments	Warrants	Deficit	Comprehensive loss	Total
Balance at incorporation March 15, 2017		—	$—	$—	$—	$—	$—	$—
Shares issued for cash, net of issuance costs		7,000,000	26,422	—	—	—	—	26,422
Deficit						(101,541)		(101,541)

Balance at June 30, 2017		7,000,000	26,422	—	—	(101,541)	—	(75,119)
Shares issued for cash, net of issuance costs	9	43,388,000	3,588,962	—	—	—	—	3,588,962
Issuance of shares on RTO	4	6,458,547	807,315	—	—	—	—	807,315
Warrants issued on private placement	10	—	(186,304)	—	186,304	—	—	—
Stock based compensation	11	—	—	385,542	—	—	—	385,542
Deficit		—	—	—	—	(2,829,225)	—	(2,829,225)
Exchange loss on translating foreign operations		—	—	—	—	—	(14,419)	(14,419)

Balance at June 30, 2018		56,846,547	$4,236,395	$385,542	$186,304	$(2,930,766)	$(14,419)	$1,863,056

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Consolidated Statement of Cash flow

For the periods ended June 30, 2018 and from the date of incorporation March 15, 2017 to June 30, 2017

(Expressed in Canadian dollars)
	Note	June 30, 2018	June 30, 2017
Cash flow from Operating Activities
Net loss for the period		$(2,829,225)	$(101,541)
Adjustments for:
Listing fees	4	894,054	—
Stock based compensation	11	385,542	—
Loss on equity investment in Xanthic Beverages USA, LLC	7	58,255	—
Changes in non-cash working capital balances
Other receivable		(145,554)	(12,428)
Prepaid expenses		(249,915)	—
Inventory		(195,515)	—
Accounts payable and accrued liabilities		(42,014)	111,643

		(2,124,372)	(2,326)
Cash flow from Investing Activities
Purchase of equipment	6	(56,597)	—
Investment in Xanthic Beverages USA, LLC	7	(395,040)	—

		(451,637)	—
Cash flow from Financing Activities
Private placement of shares, net of issuance costs	9	3,588,962	26,422

		3,588,962	26,422
Increase in cash and cash equivalents		1,012,953	24,096

Cash and cash equivalents, beginning of period		24,096	—

Cash and cash equivalents, end of the period		$1,037,049	$24,096

The accompanying notes are an integral part of these consolidated financial statements.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

1. Nature of operations

Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) (“Company”) was incorporated under Ontario Business Corporations Act. The Company was acquired by Xanthic Biopharma Limited (“Xanthic”) in a reverse takeover transaction (see Note 4) completed on December 15, 2017. The Company’s principal business activity is the licensing of non-combustible medical cannabis products. The Company is in the development stage and has not yet earned any revenues. As Xanthic has been identified as the accounting acquirer, these financial statements are considered a continuation of Xanthic and any comparative information provided prior to the reverse takeover are those of Xanthic.

2. Basis of presentation and going concern

(a) Statement of compliance

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies set out below were consistently applied to all periods presented unless otherwise noted.

These consolidated financial statements were reviewed, approved and authorized by the Company’s Board of Directors on September 13, 2018.

(b) Basis of measurement

These consolidated financial statements have been prepared in accordance with IFRS, on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in Note 3.

(c) Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries, Xanthic Biopharma Limited, Xanthic US Hold Co., Xanthic Biopharma Oregon LLC, Xanthic Biopharma California LLC, Xanthic Biopharma Nevada LLC and Xanthic Colorado LLC. All significant intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement and has the ability to affect those returns through its power to direct the relevant activities of the entity.

(d) Functional and presentation currency

All figures presented in the consolidated financial statements are reflected in Canadian dollars, which is the functional currency of the Company. The functional currency of the Company’s wholly owned subsidiaries, Xanthic US Hold Co., Xanthic Biopharma Oregon LLC, Xanthic Biopharma California LLC, Xanthic Biopharma Nevada LLC and Xanthic Colorado LLC is United States dollars. Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to Canadian dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. The assets and liabilities of foreign operations, are translated in Canadian dollars at year-end exchange rates. Income and expenses, and cash flows of foreign operations are translated into Canadian dollars using average exchange rates. Exchange differences resulting from translating foreign operations are recognized in other comprehensive income and accumulated in equity.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

(e) Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. Significant estimates include but are not limited to the following:

(I)	Inputs when Black-Scholes valuation model

The estimates used in determining the stock option fair values, utilizes estimates made by management in determining the appropriate input variables in the Black-Scholes valuation model. Inputs are subject to estimates include volatility, forfeiture rates, estimated lives and market rates.

(II)	Functional and presentation currency

In determining the functional currency of the parent and its subsidiary companies, management considered the currency that mainly influences sales and the cost of providing goods and services in each jurisdiction in each the Company operates. The Company also considered secondary indicators including the currency in which each funds from financing activities are denominated, the currency in which funds are retained and whether the activities of the subsidiaries are carried out as an extension of the Company or if they are carried out with a degree of autonomy.

(III)	Contingent Consideration

The valuation of the contingent consideration payable to former owners of Xanthic Beverages USA, LLC is subject to estimates surrounding the probability of milestones being made.

(f) Going Concern

These consolidated financial statements have been prepared using accounting principles applicable to a going concern. The going concern basis assumes that the Company will continue its operations for the foreseeable future, and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As at June 30, 2018, the Company had working capital of $679,594 and during the year ended, it incurred a net loss from operations of $2,829,225. The uncertainty on the Company’s ability to raise additional finances to fund its operations casts significant doubt upon the Company’s ability to continue as a going concern and the ultimate appropriateness of using accounting principles applicable to a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is not able to continue as a going concern, the Company may be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these consolidated financial statements. These differences could be material.

3. Significant accounting policies

A summary of the significant accounting policies, which have been applied consistently to all periods presented in the accompanying consolidated financial statements are set out below:

Cash

Cash comprises bank balances held in Canadian chartered banks.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Inventory

Inventory is recorded at the lower of cost and net realizable value. Cost is determined using the standard cost method, which is updated regularly to reflect current conditions and approximate cost based on the weighted average formula. Cost of inventory includes cost of purchase (purchase price, transport, handling, and other costs directly attributable to the acquisition of inventories), cost of conversion, and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

All inventories are reviewed for impairment due to slow moving and obsolete inventory. The provisions for obsolete, slow moving or defective inventories are recognized in profit or loss. Previous write downs to net realizable value are reversed to the extent there is a subsequent increase in the net realizable value of the inventory.

Capital assets

Capital assets are carried at cost less any residual value, accumulated depreciation and impairment losses. Cost includes the acquisition costs or construction costs, as well as the costs directly attributable to bringing the asset to the location and condition necessary for its use in operations. When capital assets include significant components with different useful lives, they are recorded and amortized separately. Depreciation is computed using the straight-line method based on the estimated useful life of the assets. The residual value, useful life and depreciation methods are reviewed at the end of each reporting period. Such a review takes into consideration the nature of the asset, the intended use and impact of technological changes. Where parts of an item of capital assets have different useful lives, they are accounted for as separate items of capital assets. Subsequent costs are included in the asset carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

Impairment of non-financial assets

At each date of the statement of financial position, the Company reviews the carrying amounts of its tangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which the assets belong. Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

Equity Accounted Investments

Equity accounted investments are investments over which the Company has significant influence, but not control. The financial results of the Company’s equity accounted investments are included in the Company’s consolidated financial statements using the equity method whereby the Company recognizes its proportionate share of income or loss and other comprehensive income or loss of the equity accounted investment in its own operations or comprehensive income or loss, as applicable.

Dilution gains and losses arising from changes in the Company’s interest in equity accounted investments are recognized in net operations. If the Company’s investment is reduced to zero, additional losses are not provided for, and a liability is not recognized, unless the Company has incurred legal or constructive obligations, or made payments on behalf of the equity accounted investment.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires.

A derivative is a financial instrument whose value changes in response to a specified variable, requires little or no net investment and is settled at a future date.

At initial recognition, the Company classifies its financial instruments in the following categories:

(i)

Financial assets and liabilities at fair value through profit or loss: a financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Gains and losses arising from changes in fair value are presented in the statements of net loss and comprehensive loss within other expense (income) in the period in which they arise. Cash and contingent consideration payable are included in this category.

(ii)

Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at the amount expected to be received, less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment. Other receivable is included in this category.

(iii)

Available for sale financial assets: Available for sale assets are non-derivative financial assets that are designated as available for sale and are not categorized into any of the other categories described above. They are initially recognized at fair value including direct and incremental transaction costs. They are subsequently recognized at fair value. Gains and losses arising from changes in fair value are included as a separate component of equity until sale, when the cumulative gain or loss is transferred to the statements of loss and comprehensive loss. Interest is determined using the effective interest method, and impairment losses and translation differences on monetary items are recognized in the statements of net loss and comprehensive loss. The Company does not have any available for sale assets.

(iv)

Financial liabilities at amortized cost: Financial liabilities at amortized cost are composed of accounts payable and the promissory note payable. Trade payables, accrued liabilities and promissory note payable are initially recognized at the amount required to be paid, less, when material, a discount to reduce payables to fair value. Subsequently, accounts payables are measured at amortized cost using the effective interest method. These are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.

Impairment of financial assets carried at amortized cost

At each statement of financial position date, the Company assesses whether there is objective evidence a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a loss event), and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses) discounted at the financial asset’s original effective interest rate. The asset’s carrying amount is reduced and the amount of the loss is recognized in the statements of loss and comprehensive loss. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

current effective interest rate determined under the contract. For practical reasons, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

Stock based compensation

The Company issues stock based compensation awards to directors, employees and consultants. These arrangements include stock options. The Company expects that these stock based awards will be settled in equity of the Company. The Company uses a fair value method to account for stock based compensation. The fair value of stock based compensation, as at the date of grant, is measured using an option-pricing model and is recognized over the applicable vesting period as compensation expense, based on the number of stock based awards expected to vest, with a corresponding increase in contributed surplus. When stock options are exercised, the proceeds received, together with any amount in contributed surplus, are included in share capital. The expected number of stock based awards expected to vest is reviewed at least annually, with any impact being recognized immediately.

Share capital

In situations where the Company issues units, the value of units is bifurcated, and the value of warrants is included as a separate reserve of the Company’s equity. On expiry, the fair value of the warrants is transferred to share capital.

Share issuance costs

Costs incurred in connection with the issuance of share capital are netted against the proceeds received. Costs related to the issuance of share capital and incurred prior to issuance are recorded as deferred share issuance costs and subsequently netted against proceeds when they are received.

Loss per common share, basic and diluted

Basic loss per share is calculated by dividing the net loss for the period attributable to equity owners of the Company by the weighted average number of common shares outstanding during the period. Contingently issuable shares (including shares held in escrow) are not considered outstanding common shares and consequently are not included in the loss per share calculations.

Diluted loss per share is calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The number of shares included with respect to options, warrants and similar instruments is computed using the treasury stock method.

For the periods presented, all options and warrants were anti-dilutive.

Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in the statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in shareholders’ equity, in which case the income tax is also recognized directly in shareholders’ equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted at the end of the reporting period, and any adjustments to tax payable in respect of previous years.

In general, deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined on a non-discounted basis using the tax rates and laws that have been enacted or substantively enacted at the statements of financial position dates and are expected to apply when the deferred tax asset or liability is settled. Deferred tax assets are recognized to the extent that it is probable the assets can be recovered.

Deferred income tax assets and liabilities are presented as non-current.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Provisions

A provision is recognized when the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable an outflow of economic benefits will be required to settle the obligation. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

New standards, amendments and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations have been issued but have not yet been applied in preparing these consolidated financial statements, as set out below:

•

IFRS 9, Financial Instruments, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income (OCI) and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. The standard is effective for accounting periods beginning on or after January 1, 2018 and earlier adoption is permitted. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time.

•

IFRS 15, Revenue from Contracts with Customers, deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of goods or services and thus has the ability to direct the use and obtain the benefits from the goods or services. The standard replaces IAS 18, Revenue, and IAS 11, Construction Contracts, and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2018 and earlier adoption is permitted. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time.

•

In January 2016, the IASB issued IFRS 16, Leases, which will replace IAS 17, Leases. Under IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Under IAS 17, lessees were required to make a distinction between a finance lease and an operating lease. IFRS 16 now requires lessees to recognize a lease liability reflecting future lease payments and a right-of-use asset for virtually all lease contracts. There is an optional exemption for certain short-term leases and leases of low value assets; however, this exemption can only be applied by lessees. The standard is effective for annual periods beginning on or after January 1, 2019, with earlier application if IFRS 15 is also applied. The Company has yet to assess the impact of this standard.

•

IFRIC 22, Foreign Currency Transactions and Advance Consideration, was issued on December 8, 2016 and clarifies which date should be used for translation when a foreign currency transaction involves an advance payment or receipt and is applicable for annual periods beginning on or after January 1, 2018. The Company does not expect this standard to have a significant impact on the Company’s financial statements at this time.

•

IFRIC 23, Uncertainty over Income Tax Treatments, was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. IFRIC 23 is effective for annual periods beginning on or after January 1, 2019. Earlier adoption is permitted. The Company has yet to assess the impact of this standard.

4. Xanthic’s Biopharma Limited Reverse Take Over (“RTO”)

On December 15, 2017, the Company entered into a definitive agreement with Xanthic Biopharma Limited (“Xanthic”). Pursuant to the definitive agreement the Company acquired all the issued and outstanding common shares of Xanthic (the “Xanthic Shares”) from the Xanthic shareholders. At the date of closing on the definitive agreement there were 37,252,000 Xanthic Shares issued and outstanding, inclusive of 10,252,000 Xanthic Shares issued at a price of $0.125 per Xanthic Share pursuant to a non-brokered private placement. In exchange for the Xanthic Shares, the Company issued 298,016,000 common shares in the Company at a ratio of eight Company shares for each Xanthic Share at a deemed price of $0.015625 per Company share, resulting in a reverse takeover of the Company by Xanthic shareholders.

The Company had 51,668,184 common shares outstanding prior to the completion of the RTO. On closing of the RTO there was 349,684,184 common shares outstanding of which 51,668,184 represented the original shareholders of the Company who retained 14.8% and Xanthic shareholders obtained 85.2% of the Company.

Since the Company did not meet the definition of a business under IFRS 3 – Business Combinations, the acquisition was accounted for as a purchase of the Company’s assets. The consideration paid was determined as equity-settled share based payments under IFRS 2, at the fair value of the equity of the Company retained by the shareholders of the Company based on the fair value of the Xanthic common shares on the date of closing of the RTO, which was determined to be $0.125 per common share based on the most recent equity raise completed just prior to the RTO. The Company recorded a listing fees of $918,054 in the consolidated financial statements of net loss and comprehensive loss. The details of the listing fees are as follows:

Fair value of consideration paid:
51,668,184 common shares of Xanthic at $0.015625 per share	$807,315
Net liabilities of Aurquest acquired by Xanthic	86,739

894,054
Other Transaction Costs:
Professional fees	24,000

Listing fees	$918,054

The net liabilities of the Company were included at their carrying value of $86,739, which approximates their fair value as follows:

Cash	$2,141
Prepaid expenses	500
Accounts payable and accrued liabilities	(44,380)
Shareholder loans	(45,000)

$(86,739)

For accounting purposes, these consolidated financial statements reflect a continuation of the financial position, operating results and cash flows of the Company’s legal subsidiary, Xanthic Biopharma Limited.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

5. Inventory

As at June 30, 2018, the Company purchased certain raw materials which includes packaging, flavoring and other ingredients that will be resold to licensed producers who the Company has partnered with in each jurisdiction. Inventory is recorded at their carrying amount.

6. Capital assets

As at June 30, 2018, the Company purchased certain equipment totaling $56,597 for use in the first jurisdiction it plans to license its technology. The equipment was not in use as at June 30, 2018 and was still undergoing testing and calibration. Once the equipment is in use it will be amortized using the declining balance method at rates from 25% to 40%.

7. Equity investment in Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC)

On March 22, 2018, the Company completed the investment in Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC) (“Xanthic Beverages”). Xanthic Beverages is based in Portland, Oregon, and will be producing and distributing CBD-infused water, co-branded with the Company. Under the terms of the Agreement, the Company acquired a 45% ownership position in exchange for a cash payment of USD$300,000 and a contingent consideration payable of US$300,000 (see Note 8) on achieving certain performance milestones over the next 12 months.

Further, at the Company option, if Xanthic Beverages achieves certain milestones on sales, the Company may issue 600,000 common shares in the Company or a one time cash payment of up to USD$300,000.

Finally, at the Company’s option, the Company can acquire a further 6% interest in Xanthic Beverages for a one time payment in shares of US$300,000 at the then 60 day average price of the Company’s common shares.

For year ended June 30,	2018
Opening Investment in Xanthic Beverages USA, LLC	$—
Initial investment	1,185,120
Xanthic share of operating loss	(58,255)

Closing balance in Xanthic Beverages USA, LLC	$1,126,865

The Company picks up its share of the loss of Xanthic Beverages USA, LLC for the period ended June 30, 2018 which was $58,255.

The following table summarizes certain financial information of Xanthic Beverages USA, LLC for the period noted below:

(Expressed in United States dollars)

2018
Total Current Assets	$498,435
Total Non-current assets	—
Total Current Liabilities	—
Revenue	1,620
Net loss from operations	$(101,665)

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

8. Contingent consideration payable

In connection with the Company’s equity investment in Xanthic Beverages, the Company has a contingent consideration payable of USD$300,000 (see Note 7) if Xanthic Beverages issues a second purchase order for a second production run over the next 12 months. The Company has assigned a 100% probability that Xanthic Beverages would be meet this performance milestone. The USD$300,000 payable on the second purchase order is subject to interest at the average US applicable federal rate of 1.76%.

In addition, the Company has accounted for the contingent consideration payable of paying up to USD$300,000 or issuing 600,000 common shares of the Company (see Note 7) if Xanthic Beverages achieves certain additional milestones. The Company has assigned a 100% probability that Xanthic Beverages would achieve either these milestones.

Subsequent to year end, on July 23, 2018, the Company paid the contingent payable of USD$300,000 along with accrued interest of USD$1,735.32 on the issuance of the second purchase order by Xanthic Beverages.

9. Shareholders’ equity

Authorized share capital

Common Share – voting – unlimited

All historical references to share transactions or balances prior to this date have been recast on an eight for one basis unless otherwise stated.

Outstanding share capital

	Common Shares	Amount
Outstanding at June 30, 2017	7,000,000	$26,422
Common Shares issued for cash	43,388,000	3,551,196
Issuance Costs	—	(148,538)
Issuance of shares in RTO	6,458,547	807,315

Outstanding at June 30, 2018	56,846,547	$4,236,395

On November 21, 2017, Xanthic completed a non-brokered private placement by issuing 160,000,000 (20,000,000 common shares before the share split of 1 for 8) common shares for gross proceeds of $400,000.

On December 13, 2017, prior to the completion of the RTO transaction noted above Xanthic completed a non-brokered private placement by issuing 82,016,000 (10,252,000 common shares before the share split of 1 for 8) common shares for net proceeds of $1,194,144 net of issue costs of $87,356.

On December 15, 2017, the Company completed the previously discussed (see Note 4) RTO by issuing 51,668,184 (6,458,547 common shares after the share consolidation of 8 for 1) common shares to Xanthic shareholders.

On January 16, 2018, the Company completed a non-brokered private placement by issuing 96,000,000 common (12,000,000 common shares after the consolidation of 8 for 1) shares for gross proceeds of $1,500,000.

On February 26, 2018, the Company completed an 8 for 1 consolidation of the common shares outstanding, after receiving shareholder approval at its annual general and special shareholder meeting.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

On April 19, 2018, the Company closed a non-brokered private placement for gross proceeds of $556,000. The Company issued 1,112,000 units (the “Units”) at a price of $0.50 per Unit. Each Unit will be comprised of one common share in the Company and one-half of one (1/2) common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant will entitle the holder thereof to purchase one common share at an exercise price of $0.75 per common share for a period of 24 months from the closing date of the private placement. The Company paid to certain finders an aggregate finder’s fee of $18,000 and 24,000 Units comprised of 24,000 common shares and 12,000 Warrants, having the same attributes as the Units.

10. Warrants

The following table reflects the continuity of warrants for the periods presented:

		Weighted
	Number of	Average
	Warrants	Exercise Price
Balance outstanding, July 1, 2017	—	$—
Issued	568,000	0.750
Expired	—	—

Balance outstanding, June 30, 2018	568,000	$0.750

On April 19, 2018, in conjunction with the non-brokered private placement, the Company issued 556,000 warrants at an exercise price of $0.75 per share, exercisable until April 18, 2020. There were 12,000 finders’ warrants granted in connection with this private placement.

The fair value of these warrants was valued using the Black-Scholes Option Pricing Model with the following assumptions:

2018
Risk free interest rate	1.88%
Expected dividend yield	0.00%
Expected volatility[1]	150%
Expected life of the warrants	2 years

(1)	Expected volatility is based on historical volatility of comparable companies.

11. Stock based compensation

Stock Option Plan

The shareholders of the Company have approved a stock option plan (the “SOP”) pursuant to which the Company may issue up to 5,684,654 common shares of the Company to employees, directors and officers. The exercise price of each option issued pursuant to the terms of the SOP shall be established at the grant date by the directors of the Company and in all cases shall not be less than the closing price of the common shares of the Company on the trading day immediately preceding the grant date. Options are generally issued with a five year term from the date of grant and are subject to vesting conditions whereby one third of the options granted vest immediately, with the remaining two thirds vesting over a two-year period.

During the year ended June 30, 2018, the Company granted 4,208,000 stock option awards at an exercise prices ranging from $0.125 to $0.60 per option. The fair value of the options granted was estimated at the grant date using an option pricing model with the following assumptions:

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

	May 28,	April 19,	February 28,
	2018	2018	2018
Number of options granted	1,000,000	900,000	2,308,000
Exercise price	$0.160	$0.40 to $0.60	$0.125
Risk free interest rate	1.88%	2.12%	2.01%
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility[1]	150%	150%	150%
Expected life of the options	1 year	1 to 5 years	3 to 5 years

(1)	Expected volatility is based on historical volatility of comparable companies.

A summary of the status of the stock option component of the Company’s SOP as at and for the year ended June 30, 2018, is as follows:

		Weighted
		Average
	Stock Options	Exercise Price
Options outstanding, July 1, 2017	—	$—
Options granted	4,208,000	0.189
Forfeited	(700,000)	0.321

Options outstanding, June 30, 2018	3,508,000	$0.189

Exercisable options	1,702,661	$0.146

			Weighted Avg
		Weighted	Remaining
Option	Options	Average	Contractual	Options
price	Outstanding	Exercise Price	Life (Yrs.)	Exercisable
At $ 0.125	2,108,000	$0.125	4.67	702,661
At $ 0.16	1,000,000	$0.160	0.91	1,000,000
At $ 0.60	400,000	$0.600	4.80	—

During the year ended June 30, 2018, the Company recognized stock based compensation expense of $385,542 in respect of outstanding stock options.

A summary of the vesting schedule of stock options are as follows:

Vesting Schedule
Immediate	1,702,661
1 year	400,000
2 years	1,405,339

Subsequent to year end, 700,000 stock options were exercised.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

12. Income taxes

The reconciliation of the combined Canadian federal and provincial corporate income taxes at a statutory rate 26.5% to the Company’s effective income tax expense is as follows:

For year ended June 30,	2018	2017
Loss before income taxes	$2,829,225	$101,541
Statutory rate	26.5%	26.5%

Expected income tax recovery at combined basic federal and provincial tax rates	749,745	26,908
Effect on income taxes of:
Non-deductible expenses	(417,608)	—
Changes in tax benefits not recognized	(332,137)	(26,908)

Income tax recovery	$—	$—

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities.

Deferred tax assets have not been recognized in respect of the following temporary differences:

	As at	As at
	June 30, 2018	June 30, 2017
Non-capital loss carryforward	$2,930,766	$101,541
Deductible share issuance costs	157,117	8,578

As at June 30, 2018, the Company had Canadian non-capital loss carry forwards which may be available to offset future year’s taxable income. The losses expire as follows:

	2018	2017
2037	$110,119	$110,119
2038	2,977,764	—

	$3,087,883	$110,119

13. Related parties

Related parties include the Board of Directors and key management, close family members and entities that are controlled by these individuals, as well as certain persons performing similar functions. At June 30, 2018 there was $25,366 indebtedness to shareholders of the Company.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Management compensation

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly including the Chief Executive Officer, President, and Chief Financial Officer and equivalent, and Directors. For the year ended June 30, 2018, the Company’s expenses included $470,942 respectively for salary or consulting fees paid to key management personnel, include in consulting fees. In addition, included in stock based compensation expense is $115,075 in connection with stock awards to management and Directors.

14. Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. In order to achieve this objective, the Company prepares budgets and capital requirements to manage its capital structure. The Company defines capital as equity and borrowings, comprised of issued share capital, share-based payments, accumulated deficit, as well as due to related parties.

Since inception, the Company has primarily financed its liquidity needs through issuance of shares.

The Company is not subject to externally imposed capital requirements.

15. Financial instruments and risk management

Financial instruments

The Company has classified its cash and contingent consideration payable as fair value through profit and loss (“FVTPL”), and other receivable as current assets, accounts payable and accrued liabilities and contingent consideration payable as current liabilities.

The carrying values of cash, other receivable, accounts payable and accrued liabilities and contingent consideration payable approximate their fair values due to their short periods to maturity.

Fair value hierarchy

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The hierarchy is summarized as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2 – inputs that are observable for the asset or liability, either directly (prices) or indirectly (derived from prices) from observable market data

Level 3 – inputs for assets and liabilities not based upon observable market data

		Fair value as at June 30, 2018
		Quoted prices in
		Active Markets for	Significant Other	Significant
	Carrying value as at	Identical Assets	Observable Inputs	Unobservable Inputs
	June 30, 2018	(Level 1)	(Level 2)	(Level 3)
Financial Assets
Cash	$1,037,049	$1,037,049	$—	$—
Financial Liabilities
Contingent consideration payable	790,080	—	—	790,080

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

Contingent consideration payable has a sensitivity of US$75,000 depending on the probability that Xanthic Beverages would achieve certain sales milestones (see Note 8).

Financial risk factors

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and other receivables. The Company’s cash is held at a major Canadian bank and in trust with lawyers. The Company’s other receivables is with Revenue Canada in connection with input tax credits. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

(b) Liquidity risk

The Company is exposed to liquidity risk or the risk of not meeting its financial obligations as they come due as discussed in Note 2 (e) above. The Company constantly monitors and manages its cash flows to assess the liquidity necessary to fund operations. All of the Company’s financial liabilities are due within one year.

(c) Interest rate risk

The Company is not subject to any significant interest rate risk from its liabilities other than noted in connection with the promissory note (Note 8), which are all non-interest bearing instruments.

16. Accounts payable and accrued liabilities

	June 30, 2018	June 30, 2017
Trade payables	$63,303	$97,143
Accrued liabilities	93,065	14,500

	$156,368	$111,643

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

Notes to the Consolidated Financial Statements

For the year ended June 30, 2018

17. Segmented information

The Company operates in one reportable operating segment, being the licensing of its technology and wholesale distribution of non-cannabis ingredients in North America. The Company is currently still in its development stage has no revenue for the fiscal year ended June 30, 2018.

18. Subsequent event

On July 16, 2018, the Company announced that they entered into an arm’s length business combination agreement (the “Definitive Agreement”) dated July 13, 2018 to combine Xanthic and Green Growth Brands (GGB”) by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

Following completion of the Business Combination, current shareholders of GGB will hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”). It is anticipated that the Resulting Issuer may operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”). Xanthic anticipates filing a management information circular or listing statement (the “Disclosure Document”) detailing certain matters relating to the Business Combination and other related matters to be mailed to Xanthic shareholders.

Xanthic and GGB also announced that GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic has entered into a purchase agreement (the “NOR Agreement”) dated July 13, 2018 with Nevada Organic Remedies LLC (“NOR”) and its members pursuant to which it will acquire (the “NOR Acquisition”) 100% of the outstanding membership interests of NOR for aggregate consideration of US$56,750,000 with 5% in common shares and the balance in cash. On July 17, 2018, GGB Nevada made a payment of US$2,000,000 to NOR as a deposit on the NOR Agreement. GGB Nevada secured such funds by signing a promissory note with GGB. NOR is a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada holding four Nevada marijuana licenses (dispensary, cultivation, production and distribution). Additionally, NOR produces a line of high quality medical and recreational products under the name 8| fold.

As of July 13, 2018, Xanthic had 57,046,547 Xanthic Shares outstanding together with Xanthic convertible securities entitling the holders thereof to acquire a further 3,876,000 Xanthic Shares. Based on the foregoing, Xanthic will, subject to the receipt of all regulatory approvals, including the approval of its shareholders to certain items of special business and the Exchange, (i) combine with GGB pursuant to the Definitive Agreement such that all of the issued and outstanding GGB Shares will be acquired, and as consideration, Xanthic will issue to holders of GGB Shares, on a 3.394-for-one basis, 346,150,835 Xanthic Shares (the “Consideration Shares”) , in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares to be issued under the Subscription Receipt Private Placement and the Debenture Private Placement (as such terms are defined below)); and (ii) reorganize its share structure and consolidate all of the issued and outstanding Xanthic Shares (including the Consideration Shares) on the basis of approximately 4.07 pre-consolidation Xanthic Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

In the event that GGB terminates the Definitive Agreement, other than as a result of a breach of representation or warranty or non-performance by Xanthic, GGB shall pay Xanthic a break fee in the aggregate amount of $250,000 and reimburse Xanthic for the full extent of its US legal fees, a portion of its Canadian legal fees, travel costs and other reasonable expenses incurred in connection with the Business Combination.

Further, on September 5, 2018, the Company signed a loan agreement for US$30,347,500 with GGB in connection with the NOR Agreement which closed on the same day. The loan agreement is for a period of 180 days from September 5, 2018 and bears interest at 12% annum. The proceeds of the loan from GGB were used to make the initial payment on closing of the NOR Agreement. In addition, on closing of the NOR Acquisition, GGB Nevada provided to the NOR Members a secured promissory note in the principal amount of US$21,565,000.

XANTHIC BIOPHARMA INC. (formerly Aurquest Resources Inc.)

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED JUNE 30, 2018

MANAGEMENT DISCUSSION AND ANALYSIS

Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) (“Xanthic” or the “Company” or the “Corporation”) was incorporated under Ontario Business Corporations Act. Xanthic was acquired by Xanthic Biopharma Limited in a reverse takeover transaction completed on December 15, 2017. The Company’s principal business activity is the licensing of technology to produce non-combustible medical cannabis products. The Company is in the development stage and has not yet earned any revenues and is focused on developing innovative non-combustible alternative delivery methods of cannabis infused products. Xanthic is a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary methods. The Corporation’s registered office is 77 King St. West Suite 2905, Toronto, Ontario, M5K 1H1.

This Management’s Discussion and Analysis (“MD&A”) has been prepared with an effective date of September 13, 2018 and provides an update on matters discussed in, and should be read in conjunction with the Corporation’s audited financial statements, including the notes thereto, as at and for year ended June 30, 2018 (the “2018 Audited Consolidated Financial Statements”), which have been prepared using International Financial Reporting Standards (“IFRS”). All amounts are in Canadian dollars unless otherwise specified. Tabular dollar amounts, unless otherwise specified, are in dollars, except for per unit or per share amounts. This MD&A contains forward looking statements that are based on certain estimates and assumptions and involve risks and uncertainties. Actual results may vary materially from management’s expectations. See the “Caution Concerning Forward Looking Statements” section in this MD&A.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this MD&A may contain “forward-looking information,” within the meaning of applicable securities laws, including the “safe harbour provisions” of the Securities Act (Ontario) with respect to the Company. Such statements include, but are not limited to, statements with respect to expectations, projections, or other characterizations of future events or circumstances, and our objectives, goals, strategies, beliefs, intentions, plans, estimates, projections and outlook, including statements relating to our plans and objectives, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities. These statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe”, “plan”, “intend”, “estimate”, “expect”, or “anticipate”, and similar expressions, as well as future or conditional verbs such as “will”, “should”, “would”, and “could” often identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. With respect to forward looking statements contained in this MD&A, the Corporation has made assumptions and applied certain factors regarding, among other things: future product pricing; costs of inputs; its ability to market products successfully to its anticipated clients; reliance on key personnel; the regulatory requirements; the application of federal and state environmental laws; and the impact of increasing competition. These forward-looking statements are also subject to the risks and uncertainties discussed in the “Risks Factors” section of the CSE listing Statement as filed on SEDAR and elsewhere in this MD&A and other risks detailed from time to time in the publicly filed disclosure documents of the Corporation which are available at www.sedar.com. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which could cause actual results to differ materially from the conclusions, forecasts, or projections anticipated in these forward-looking statements. Because of these risks, uncertainties, and assumptions, the reader should not place undue reliance on these forward-looking statements. The Corporation’s forward-looking statements are made only as of the date of this MD&A, and except as required by applicable law, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new information, future events or circumstances.

GOING CONCERN ASSUMPTION AND EARLY STAGE CORPORATION

The Corporation was incorporated March 15, 2017. The Corporation’s ability to continue as a going concern is dependent upon the ability to raise the necessary capital to finance development the Corporation’s business strategy of a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods. The 2018 Audited Consolidated Financial Statements do not give effect to any adjustments which would be necessary should the Corporation be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business. The amounts the Corporation may realize on the disposition of its assets or the discharging of its liabilities in other than the normal course of its business may be significantly different than the carrying value of these assets and liabilities as reflected in the 2018 Audited Consolidated Financial Statements.

OVERVIEW OF THE CORPORATION

Description of Business

Xanthic, through its wholly-owned operating subsidiary, Xanthic Biopharma Limited, provides valuable intellectual property to cannabis industry participants, enabling its strategic partners to produce high quality, innovative, non-combustible cannabis and cannabis-infused products. Using a proprietary process, Xanthic empowers its strategic partners to deliver superior cannabinoid solubility, improved bioavailability, accurate micro-dosing, and greater consistency versus competitive infused products. Through its investment in Xanthic Beverages, Xanthic has access to non-cannabis derived CBD-infused products that qualify for distribution outside of the cannabis dispensary network and into mainstream retail. Both business streams are capital-light, utilizing the existing infrastructure of strategic partners to reduce the capital investment required by Xanthic.

Recent Developments

Subsequent to June 30, 2018, on July 16, 2018 Xanthic and Green Growth Brands Ltd. (“GGB”) announced they have entered into an arm’s length business combination agreement (as amended by agreement between Xanthic and GGB dated August 30, 2018, the “Definitive Agreement”) dated July 13, 2018 to combine Xanthic and GGB by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

GGB is a lifestyle oriented, consumer products company that celebrates health, wellness and happiness. GGB is focused on the medicinal and recreational cannabis sector in both the United States and Canada and is the parent company of the CAMP brand. GGB is led by the widely-renowned retailer Peter Horvath. The Business Combination represents the initial step in GGB’s strategy to grow its international footprint, through partnerships with cannabis cultivators and processors across Canada and the United States. While GGB’s principal focus will be to build a retail network, it will leverage Xanthic’s expertise in the science of tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”), the two key active ingredients in cannabis.

Following completion of the Business Combination, current shareholders of GGB will hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”) (excluding any Resulting Issuer Shares that become issuable pursuant to the terms of GGB’s private placement of convertible debentures (the “Debenture Private Placement”) and any subsequent GGB private placement of subscription receipts (the “Subscription Receipt Private Placement”). It is anticipated that the Resulting Issuer may operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”). Xanthic anticipates filing a management information circular or listing statement (the “Disclosure Document”) detailing certain matters relating to the Business Combination and other related matters to be mailed to Xanthic shareholders. Trading in the common shares of Xanthic (the “Xanthic Shares”) will be halted as a result of this announcement and will remain halted until the resumption of trading is approved by the Exchange. If completed, the Business Combination will constitute a fundamental change of Xanthic (as such term is defined in the CSE’s policies and procedures manual).

Assuming the satisfaction of customary closing conditions, including the approval of Xanthic’s shareholders, the Business Combination is expected to close in the fourth quarter of this year.

Xanthic and GGB also announced that GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic has entered into a purchase agreement (the “NOR Agreement”) dated July 13, 2018 with Nevada Organic Remedies LLC (“NOR”) and its members (“NOR Members”) pursuant to which it will acquire (the “NOR Acquisition”) 100% of the outstanding membership interests of NOR for aggregate consideration of US$56,750,000 payable by a combination of cash and a promissory note. On July 16, 2018, Xanthic borrowed US$2,000,000 from GGB pursuant to a promissory note with a due date of December 1, 2018 and bears interest at a rate of 6% per annum and on July 17, 2018, Xanthic advanced the proceeds of the loan to GGB Nevada which in turn made a payment of US$2,000,000 to NOR as a deposit on the NOR Agreement. NOR is a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada holding four Nevada marijuana licenses (dispensary, cultivation, production and distribution). Additionally, NOR produces a line of high quality medical and recreational products under the name 8|fold.

Further, on September 5, 2018, Xanthic borrowed an additional US$30,347,500 from GGB pursuant to the terms of a loan agreement (the “Loan Agreement”) dated August 30, 2018. The proceeds of the loan were subsequently advanced by Xanthic to GGB Nevada, which in turn used the proceeds to make the initial cash payment required pursuant to the NOR Agreement in connection with the closing of the NOR Acquisition. In addition, on closing of the NOR Acquisition, GGB Nevada delivered to the NOR Members a secured promissory note (the “Purchase Note”) in the principal amount of US$21,565,000. The Purchase Note matures on March 3, 2019 and bears interest at 6% per annum and is fully secured by general security interest over the assets of NOR. The Loan Agreement matures on the date that is 180 days from September 5, 2018, bears interest at 12% per annum and has been secured by a pledge over the shares of GGB Nevada. The balance of US$2,715,000 owing to the NOR Members will be satisfied by the issuance of common shares of the resulting issuer following completion of the Business Combination.

The Business Combination

Subject to the terms of the Definitive Agreement, Subco and GGB will complete the Amalgamation and the amalgamated corporation (“Amalco”) will continue under the name “Green Growth Brands (Ontario) Ltd.”. Amalco will be a direct wholly-owned subsidiary of the Resulting Issuer. All of the property and assets of each of Subco and GGB will become the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of Subco and GGB.

As of the July 16, 2018, Xanthic had 57,046,547 Xanthic Shares outstanding together with Xanthic convertible securities entitling the holders thereof to acquire a further 3,876,000 Xanthic Shares. As of the July 16, 2018, GGB had 92,000,002 GGB common shares (“GGB Shares”) outstanding and no outstanding convertible securities. Pursuant to the terms of the Definitive Agreement, GGB may issue up to an additional 9,200,000 GGB Shares (or convertible securities, or the equivalent) prior to closing of the Business Combination. Based on the foregoing, Xanthic will, subject to the receipt of all regulatory approvals, including the approval of its shareholders to certain items of special business and the Exchange, (i) combine with GGB pursuant to the Definitive Agreement such that all of the issued and outstanding GGB Shares will be acquired, and as consideration, Xanthic will issue to holders of GGB Shares, on a 3.394-for-one basis, 346,150,835 Xanthic Shares (the “Consideration Shares”) , in exchange for the then issued and outstanding GGB Shares (which for greater certainty excludes the GGB Shares to be issued under the Subscription Receipt Private Placement and the Debenture Private Placement (as such terms are defined below)); and (ii) reorganize its share structure and consolidate all of the issued and outstanding Xanthic Shares (including the Consideration Shares) on the basis of approximately 4.07 pre-consolidation Xanthic Shares for one (1) post-consolidation Resulting Issuer Share (the “Consolidation”).

In the event that GGB terminates the Definitive Agreement, other than as a result of a breach of representation or warranty or non-performance by Xanthic, GGB shall pay Xanthic a break fee in the aggregate amount of $250,000 and reimburse Xanthic for the full extent of its US legal fees, a portion of its Canadian legal fees, travel costs and other reasonable expenses incurred in connection with the Business Combination.

Resulting Issuer

The following table sets forth the pro forma capitalization of the Resulting Issuer after giving effect to the Business Combination and the Consolidation but prior to giving effect to the Subscription Receipt Private Placement and the Debenture Private Placement:

Equity (Resulting Issuer Shares)	Shares(1) (#)	Shares(2) (%)
Held by current GGB Shareholders	85,034,014	85.9%
Held by current Xanthic Shareholders that are insiders of Xanthic	1,487,036	1.5%
Held by current Xanthic Shareholders that are not insiders of Xanthic	12,526,788	12.6%

Total	99,047,838	100%

(1)	Does not give effect to exercise and/or conversion of issued and outstanding Xanthic convertible securities.
(2)	Expressed on a non-diluted basis.

To the knowledge of the prospective directors and executive officers of the Resulting Issuer, no person or company beneficially will own, or control or direct, directly or indirectly, Resulting Issuer Shares carrying in excess of 10% of the voting rights attached to all outstanding Resulting Issuer Shares, other than All Js Greenspace LLC, a company controlled by three individual family trusts, which is expected to own 33,971,923 Resulting Issuer Shares, representing a 34.3% ownership stake in the Resulting Issuer prior to giving effect to the Subscription Receipt Private Placement and the Debenture Private Placement.

Board of Directors and Management

Subject to Exchange approval, the board of directors and management of Xanthic was reconstituted on July 16, 2018 with the following individuals:

•	Jean Schottenstein (Director)

•	Peter Horvath (Director)

•	Steve Stoute (Director)

•	Carli Posner (Director)

•	Marc Lehmann (Director)

•	Tim Moore (Director and Chief Executive Officer)

•	Gary Galitsky (Director and President)

•	David Bhumgara (Chief Financial Officer)

It is currently expected that the board of directors and management of the Resulting Issuer will be the aforementioned individuals.

Conditions of Completion

Completion of the Business Combination is subject to a number of conditions, including, but not limited to, Exchange acceptance. Where applicable, the Business Combination cannot close until the required shareholder approval is obtained. There can be no assurance that the Business Combination will be completed as proposed, or at all.

The remaining conditions to completion of the Business Combination include, but are not limited to:

•

The approval of GGB shareholders of the Amalgamation, the approval of Xanthic shareholders of the Amalgamation, the Name Change and the Consolidation, and other matters to be more fully described in the Disclosure Document, and the approval and acceptance of the Exchange;

•	Xanthic will have at least $400,000 of working capital (net of expenses relating to the completion of the Amalgamation); and

•	The Resulting Issuer being in compliance with the initial listing requirements of the Exchange.

Background

Aurquest Resources Inc. which was formed by an amalgamation of Rampart Mercantile Inc. and North American Store Finance Ltd. back in November 1, 2000. Previous to the amalgamation, the Corporation was initially incorporated in province of British Columbia on November 18, 1968, then continued into Ontario on November 24, 1999 prior to amalgamation with North American Store Finance Ltd. on November 1, 2000.

On December 15, 2017 Xanthic Biopharma Limited acquired via a reverse takeover transaction Aurquest Resources Inc. Pursuant to the Definitive Agreement, Aurquest acquired all of the issued and outstanding common shares of Xanthic Biopharma Limited from the Xanthic Shareholders. As of the date of closing, there was 37,252,000 issued and outstanding Xanthic Shares, inclusive of 10,252,000 Xanthic Shares issued at a price of $0.125 per share pursuant to a non-brokered private placement of Xanthic (the “Xanthic Private Placement”) which closed December 13, 2017. In exchange for the Xanthic Shares, Aurquest issued a total of 298,016,000 Aurquest Shares at a ratio of eight (8) Aurquest Shares for each one (1) Xanthic Share (the “Exchange Ratio”) at a deemed price of $0.01563 per Aurquest Share, resulting in a reverse take-over of Xanthic by Aurquest (the “RTO Transaction”). Aurquest had 51,668,184 shares outstanding. The RTO Transaction resulted in the Company having approximately 349,684,184 common shares. On closing of the RTO Transaction, the Aurquest shareholders had 51,668,184 shares (14.78%), the existing Xanthic shareholders hold 216,000,000 Aurquest shares (61.77%), and the purchasers in the Xanthic Private Placement hold 82,016,000 Aurquest shares (23.45%).

On February 16, 2018, the shareholders of Aurquest Resources Inc. voted in favour of the following: 1) consolidation of the common shares of the Corporation on an eight for one basis; 2) name change from Aurquest Resources Inc. to Xanthic Biopharma Inc.; 3) the election of directors, 4) appointment of auditors, 5) approving a 10% rolling stock option plan; and 6) adoption of new bylaws. The Corporation effected the name change and share consolidation on February 26, 2018, at which time the outstanding common shares were reduced to 55,710,547. Subsequent to the quarter end of March 31, 2018, on April 19, 2018 the Corporation’s common shares commenced trading on the Canadian Securities Exchange (“CSE”) under the stock ticker symbol XTHC.

On March 21, 2018, the Corporation completed its purchase of 45% interest in Xanthic Beverages USA LLC (previously Avitas CBD Water LLC “Xanthic Beverages”) for USD$600,000, USD$300,000 was due on signing and balance due when Xanthic Beverages issues its second purchase order for bottling with a co-packer. In addition, if Xanthic Beverages achieves a minimum market penetration of 100 retailers or sales throughput of 380,000 units, at the option of the Corporation, the Corporation has a contingent consideration payable of USD$150,000 or 600,000 common shares of the Corporation. The Corporation has assigned a 50% probability at June 30, 2018 that the contingent consideration payable will occur. Xanthic Beverages uses CBD isolate derived from non-hemp, non-cannabis source for use in water beverages sold both within and outside the licensed dispensary universe.

Further, the Corporation has an option for 24 months to acquire a further 6% interest in Xanthic Beverages bringing its ownership to 51% and therefore control for an additional $300,000 worth of shares in the Corporation based on the 60 day average price at the time of the exercise.

Corporate Outlook and Strategy

The Corporation is in its infancy, as previously noted, however the Corporation’s business strategy is to be a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods.

The Corporation’s strategy will be focused initially in certain states in the United States where cannabis has been legalized for recreational or medical use. The Corporation will partner with local licensed cannabis producers in each state in order to facilitate its roll out and minimize capital needs.

The Corporation’s product offering will initially include cannabis infused powder beverage mixes such as a fruit drink, a rescue drink, an energy drink, hot chocolate and a protein drink, with first production planned in the third calendar quarter of 2018.

Through its equity investment in Xanthic Beverages, the Corporation plans to assist Xanthic Beverages with branding and distribution of the Xanthic CBD Water broadly through an extensive retail network using third party bottler’s distribution network, independent local grocery and other retail locations in the states of Oregon, Washington and California.

Overall Financial Performance

As previously discussed, the Corporation incorporated March 15, 2017 and has no revenue from operations. Below is a summary of the Corporation financial performance for the year ended June 30, 2018. During the year ended June 30, 2018 the Corporation had a net loss from operations of $2,829,225. Included in yearend results from operations are listing fees in connection with the RTO completed with Aurquest Resources Inc. of $918,054.

For the year ended	June 30, 2018	June 30, 2017
Revenue	$—	$—
Net loss from operations	2,829,225	101,541
Net Loss per share	$0.08	$0.04

RTO Transaction

On December 15, 2017, the Company entered into a definitive agreement with Xanthic Biopharma Limited (“Xanthic”). Pursuant to the definitive agreement the Company acquired all the issued and outstanding common shares of Xanthic (the “Xanthic Shares”) from the Xanthic shareholders. At the date of closing on the definitive agreement there were 37,252,000 Xanthic Shares issued and outstanding, inclusive of 10,252,000 Xanthic Shares issued at a price of $0.125 per Xanthic Share pursuant to a non-brokered private placement. In exchange for the Xanthic Shares, the Company issued 298,016,000 common shares in the Company at a ratio of eight Company shares for each Xanthic Share at a deemed price of $0.015625 per Company share, resulting in a reverse takeover of the Company by Xanthic shareholders.

The Company had 51,668,184 common shares outstanding prior to the completion of the RTO. On closing of the RTO there are 349,684,184 common shares outstanding of which 51,668,184 represented the original shareholders of the Company who retained 14.8% and Xanthic shareholders obtained 85.2% of the Company.

Since the Company did not meet the definition of a business under IFRS 3 – Business Combinations, the acquisition was accounted for as a purchase of the Company’s assets. The consideration paid was determined as equity-settled share based payments under IFRS 2, at the fair value of the equity of the Company retained by the shareholders of the Company based on the fair value of the Xanthic common shares on the date of closing of the RTO, which was determined to be $0.125 per common share based on the most recent equity raise completed just prior to the RTO.

The Company recorded listing fees of $918,054 in the 2018 Audited Consolidated Financial Statements of net loss and comprehensive loss. The details of the listing fees are as follows:

Fair value of consideration paid:
51,668,184 common shares of Xanthic at $0.015625 per share	$807,315
Net liabilities of Aurquest acquired by Xanthic	86,739

894,054
Other Transaction Costs:
Professional fees	24,000

Listing fees	$918,054

The net liabilities of the Company were included at their carrying value of $86,739, which approximates their fair value as follows:

Cash	$2,141
Prepaid expenses	500
Accounts payable and accrued liabilities	(44,380)
Shareholder loans	(45,000)

$(86,739)

Review of Operations for the year ended June 30, 2018 compared to year ended June 30, 2017

During the year ended June 30, 2018 (“Fiscal 2018”), the Corporation incurred a net loss $2,829,225 or $0.08 per share, as compared to a net loss from operations of $101,541 or $0.04 per share for the year ended June 30, 2017 (“Fiscal 2017”). During Fiscal 2018 the Corporation completed three private placements which allowed the Corporation to commence execution on its business plan. In addition, the significant increase in net loss was primarily the result of first full year of operations compared to Fiscal 2017. The Corporation was formed March 2017 so Fiscal 2017 represented less than 4 months of activity.

During Fiscal 2018, the Corporation incurred management, consulting fees of $827,658, compared with $60,000 in Fiscal 2017. The increase is primarily due to the retaining of management and consultants to help establish and capitalize the Corporation. The Corporation also incurred $375,023 in legal costs in Fiscal 2018 compared with $27,968 in Fiscal 2017. The increase in legal costs reflects the increase in business activity and the establishment of agreements, patent filings, financing activities, general counsel and listing application fees with the CSE during Fiscal 2018. In addition, the Corporation incurred $174,289 in advertising and promotion compared with $13,496 in Fiscal 2017. The increase relates to web development, investor presentations, packaging and brand building in Fiscal 2018.

During Fiscal 2018, the Corporation adopted its share-based compensation plan and issued stock options which resulted in stock based compensation expense of $385,542 compared to nil in Fiscal 2017.

Review of Operations for the three months ended June 30, 2018 compared to three months ended June 30, 2017

For the quarter ended	June 30, 2018	June 30, 2017
Consulting fees	$231,614	$60,000
Stock based compensaton	287,081	—
Legal and professional fees	181,297	27,968
Advertising and promotion	77,287	13,496
Loss from equity accounted investment	58,255	—
General and administration	47,761	61
Interest and bank charges	2,709	16

	886,004	101,541
Net Loss per share	$0.02	$0.04

During the three months ended June 30, 2018, the Corporation incurred $231,614 in consulting fees to senior management, accounting, corporate finance work and strategic advisory services compared to $60,000 in the same period of the prior year. The Corporation consulting fees related to finance work to assist developing the business plan and strategy and product development. The Corporation had for the three months ended June 30, 2018 $181,297 in legal and professional fees associated with investor relations and legal activities this compares to $27,968 in the same period of the prior year. The increase in legal and professional relates to work to complete the CSE listing application with the Corporation first day of trading commencing April 19, 2018.

The Corporation incurred during the fourth quarter 2018 $77,287 in advertising and promotion compared to $13,496 in the same period of the prior year. The Corporation incurred expenses in developing its brand, packaging and artistic elements in anticipation of its product launch in later half of 2018.

The Corporation recorded a $58,255 loss on its share of its equity accounted investment in Xanthic Beverages. Xanthic Beverages commenced operations in March 2018 with the Corporations investment of the initial USD$300,000. The loss represents startup costs for Xanthic Beverages.

The Corporation incurred in the fourth quarter of 2018, $47,761 in general and administrative costs compared to $61 in the same period of the prior year. The increase represents the increased activity in the Corporation compared to the prior year.

On February 28, 2018, the Corporation’s board approved the stock option plan. As a result of grants during the year the Corporation incurred stock based compensation costs of $287,081 compared to nil in the same period of the prior year.

SELECTED QUATERLY FINANCIAL INFORMATION

For the three months ended,	June 30, 2018	March 30, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Current Assets	$1,626,042	$1,810,722	$1,236,139	$62,553	$36,524
Current Liabilities	650,168	804,766	314,663	138,168	111,643
Net Loss from Operations	860,004	566,047	1,328,678	74,496	101,541
Net Loss per share	$0.02	$0.01	$0.01	$0.01	$0.04

•	The Corporation current assets represent cash, prepaids, inventory and HST receivable. Current assets at June 30, 2018 include cash of $1,037,049.

•

The Corporation’s current liabilities represent start up consulting fees, legal and audit fees since inception and include contingent consideration payable in connection with Xanthic Beverages purchase of $493,800 (see 2018 Audited Consolidated Financial Statements Note 8).

•	June 30, 2018 quarterly loss includes stock based compensation expense of $287,081.

•	December 31, 2017 net loss and comprehensive loss includes listing fees of $944,054.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation has cash of $1,037,049, prepaids of $249,915, inventory of $181,096, and other receivable of $157,982 and current liabilities of $946,448 as at June 30, 2018. The Corporation therefore has a working capital of $679,594. Despite the positive working capital, the Corporation does not have sufficient liquidity and capital resources at June 30, 2018 to meet all its planned expenditures over the next twelve months.

The Corporation plans to complete further financings over the next twelve months in order to fund its ongoing expenditures and execute on its business plan to get to break even cashflow. However, there is no assurance that the Corporation will be successful in these endeavors.

Outstanding Share Data

At June 30, 2018, the Corporation had 56,846,547 common shares outstanding, 568,000 warrants outstanding and 3,508,000 stock options outstanding and on September 13, 2018, the Corporation had 57,546,547 common shares outstanding, 568,000 warrants outstanding and 2,808,000 stock options outstanding.

OFF BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Corporation has entered into arrangements with several third-party goods and services providers. In certain instances, the Corporation, directly and through its subsidiaries, has provided indemnities and/or guarantees to these third parties for the payment of goods or services provided, or otherwise. Generally, there are no pre-determined amounts or limits included in these arrangements, and the occurrence of an event that would trigger the Corporation’s obligations pursuant to these arrangements is difficult to predict. Therefore, the Corporation’s potential future liability cannot be reasonably estimated.

COMMITMENT AND CONTINGENCIES

Commitments and contingencies are detailed in Note 8 to the 2018 Audited Consolidated Financial Statements. The following table summarizes payments due for the next five years and thereafter in respect of the Corporation’s contractual obligations and the obligations of its subsidiaries.

	Expected Payments Schedule
	2019	2020 to 2021	2022 to 2023	Thereafter	Total
Accounts payable and accured liabilities	$156,368	$—	$—	$—	$156,368
Contingent consideration payable	790,080	—	—	—	790,080

	$946,448	$—	$—	$—	$946,448

RELATED PARTY TRANSACTIONS

The Corporation has not entered into any transactions with related parties, other than as disclosed in Note 13 to the 2018 Audited Consolidated Financial Statements.

ACCOUNTING POLICIES, CRITICAL JUDGMENTS AND ESTIMATES

The preparation of the Corporation’s financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and other items in net earnings or loss, and the related disclosure of contingent assets and liabilities, if any. Critical judgments and estimates represent estimates made by management that are, by their very nature, uncertain. The Corporation evaluates its estimates on an ongoing basis. Such estimates are based on historical experience and on various other assumptions that the Corporation believes are reasonable under the circumstances, and these estimates form the basis for making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and other items in net earnings or loss that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Summaries of the significant accounting policies applied, and significant judgments, estimates and assumptions made by management in the preparation of its financial statements are provided in Notes 2 and 3 to the 2018 Audited Consolidated Financial Statements.

CONTROLS AND PROCEDURES

During 2018, the Chief Executive Officer and the Chief Financial Officer of the Corporation were responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting, as defined in the Canadian Securities Administrators National Instrument 52-109, “Certification of Disclosure in Issuers’ Annual and Interim Filings”.

Internal Control over financial reporting (“ICFR”) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable IFRS. Disclosure controls and procedures are designed to ensure that information required to be disclosed by the Corporation in the reports it files or submits under securities legislation is recorded, processed, summarized and reported on a timely basis and that such information is accumulated and reported to management, including the Corporation’s Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow required disclosures to be made in a timely fashion. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that, as at June 30, 2018, the Corporation’s disclosure controls and procedures were effective.

BUSINESS RISKS

There are numerous and varied risks, known and unknown, that may prevent the Corporation from achieving its goals. If any of these risks occur, the Corporation’s business, financial condition or results of operation may be adversely affected. In such case, the trading price of the Corporation’s common shares could decline, and investors could lose all or part of their investment. The following is a summary of risks that could be applicable to the business of the Corporation:

The Company Relies on Securing and Maintaining Agreements with Licensed Partners

In most U.S. States, the Company is not eligible to obtain a license to grow, store and sell cannabis products. Accordingly, the Company must secure royalty agreements with Licensed Partners that have been able to obtain the requisite licenses with the appropriate regulatory authorities in the targeted jurisdictions. The failure of a Licensed Partner to comply with the requirements of their license or to maintain their license would have a material adverse impact on the business, financial condition and operating results of the Company. There can be no guarantee that the applicable licenses will be maintained by Licensed Operators or granted to other prospective Licensed Operators in the future.

Limited Operating History

Having been founded in late 2017, the Company has a limited operating history which can make it difficult for investors to evaluate the Company’s operations and prospects and may increase the risks associated with an investment in the Company. The Company will be subject to all of the business risks and uncertainties associated with any new business enterprise, such as under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, achieving market acceptance of existing and future solutions, competing against companies with greater financial and technical resources, and lack of revenues. There is no assurance that the Company will be successful in achieving a return for investors and the likelihood of success must be considered in light of the early stage of operations. Because the Company has a limited operating history in emerging area of business, investors should consider and evaluate its operating prospects in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks may include:

•	risks that it may not have sufficient capital to achieve its growth strategy;

•	risks that it may not develop its product and service offerings in a manner that enables it to be profitable and meet its customers’ requirements;

•	risks that its growth strategy may not be successful;

•	risks that fluctuations in its operating results will be significant relative to its revenues; and

•	risks relating to an evolving regulatory regime.

The Company’s future growth will depend substantially on its ability to address these and the other risks described in this section. If it does not successfully address these risks, its business may be significantly harmed.

Operating in the United States

The Company will initially focus its operations in the United States, specifically in states that have already passed legislation legalizing the recreational sale and use of cannabis. Currently, the states of California, Nevada, Massachusetts, Maine, Washington, Oregon, Colorado and Alaska, and the District of Columbia, have legalized the recreational use of cannabis. However, the U.S. federal government has not enacted similar legislation and the cultivation, sale and use of cannabis remains illegal under federal law pursuant to the U.S. Controlled Substance Act of 1970. While the Department of Justice under the previous U.S. presidential administration stated its intention not to enforce federal laws relating to cannabis where the conduct at issue is legal under applicable state law, pursuant to the Cole Memorandum, there can be no assurance that the current administration will not enforce such laws in the future. This risk is further compounded by the political and policy variability of the Donald Trump presidential administration, and the conservative, anti-cannabis stances of Attorney General Jeff Sessions. Mr. Trump’s positions regarding marijuana are difficult to discern; however, Attorney General Sessions has been a consistent opponent of marijuana legalization efforts throughout his political career. On January 4, 2018, Attorney General Sessions rescinded the Cole Memorandum, shifting federal policy from a hands-off approach to unleashing federal prosecutors across the country to decide individually how to crack down on possession, distribution and cultivation of cannabis, including in states in which cannabis is legal. With the Cole Memorandum rescinded, U.S. federal prosecutors no longer have guidance relating to the exercise of their discretion in determining whether to prosecute cannabis related violations of U.S. federal law. It is possible that further developments could significantly adversely affect the business, financial condition and results of businesses involved in U.S. cannabis related activities and in the cannabis industry generally. There can be no assurance that the U.S. federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with applicable state law. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing state laws are repealed or curtailed, the Company would be materially and adversely affected notwithstanding the fact that the Company is not directly engaged in the sale or distribution of cannabis. The consequences of such enforcement would be materially adverse to the Company and the Company’s business and could result in the forfeiture or seizure of all or substantially all of the Company’s assets.

The Products Provided by the Company to Licensed Partners May Become Subject to Regulation Governing Food and Related Products

Should the U.S. federal government legalize cannabis for medical or recreational use nation-wide, there is a risk that the U.S. Food and Drug Administration (the “FDA”) would seek to regulate the products under the Food, Drug and Cosmetics Act of 1938. The FDA may issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis and cannabis-infused products. Clinical trials may be needed to verify the efficacy and safety of cannabis. It is also possible that the FDA would require that facilities where cannabis is cultivated be registered with the applicable government agencies and comply with certain federal regulations. Compliance with such rules and regulations may be unduly costly and may have an adverse effect on the Company. If the Company or its Licensed Partners are unable to comply with the regulations prescribed by the FDA, the Company and/or its Licensed Partners may be unable to continue to operate.

Banking Regulation May Hinder the Company’s Ability to Establish and Maintain Bank Accounts

The U.S. federal prohibitions on the sale of cannabis may prevent the Company’s Licensed Partners from accessing the U.S. banking system and they may be unable to deposit funds in federally-insured and federally-licensed banking institutions. While the Company does not anticipate dealing with banking restrictions directly relating to its business, such restrictions could nevertheless be imposed due to the Company’s banking institutions not accepting payments from its Licensed Partners. Licensed Partners at times do not have deposit services and are at risk that any bank accounts they have could be closed at any time. Such risks increase costs to the Company and to its Licensed Partners. The inability of the Company’s Licensed Partners to access banking services can make it difficult to structure royalty agreements in a manner acceptable to the Company.

In the event financial service providers do not accept accounts or transactions related to the cannabis industry, it is possible that the Company’s Licensed Partners may seek alternative payment solutions, including but not limited to, cryptocurrencies such as Bitcoin. There are risks inherent in cryptocurrencies, most notably its volatility and security issues. If the industry was to move towards alternative payment solutions and accept payments in cryptocurrency the Company would have to adopt policies and protocols to manage its volatility and exchange rate risk exposures. The Company’s inability to manage such risks may adversely affect the Company’s operations and financial performance.

Managing Growth

In order to manage growth and change in strategy effectively, the Company must: (a) maintain adequate systems to meet customer demand; (b) expand sales and marketing, distribution capabilities and administrative functions; (c) expand the skills and capabilities of its current management team; and (d) attract and retain qualified employees. The inability of the Company to deal with this growth may have a material adverse effect on its business, financial condition, results of operations and prospects.

Competition

There is potential that the Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Company. Currently, the cannabis, nutraceuticals and pharmaceuticals industry generally is comprised of individuals and small to medium-sized entities, however, the risk remains that large conglomerates and companies that also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium-sized entities that currently make up the bulk of the participants in the varied businesses operating within, and in support of, the medical and recreational cannabis industry. While most U.S. states seemingly deter this type of arrangement, the cannabis industry is still relatively new for public entities, so the future competitive environment remains largely unknown.

Because of the early stage of the industry in which the Company will operate, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require research and development, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of the Company.

Retention, Acquisition and Integration of Skilled Personnel

The loss of any member of the Company’s management team could have a material adverse effect on its business and results of operations. In addition, the inability to hire new personnel and the increased costs of hiring new personnel could have a material adverse effect on the Company’s business and operating results. At present and for the near future, the Company will depend upon a relatively small number of employees to develop, market, sell and support its products. The expansion of marketing and sales of its products will require the Company to find, hire and retain additional capable employees who can understand, explain, market and sell its products. There is intense competition for capable personnel and the Company may not be successful in attracting, training, integrating, motivating, or retaining new personnel, vendors, or subcontractors for these required functions. New employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, the Company may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and may lose new employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. In addition, as the Company moves into new jurisdictions, it will need to attract and recruit skilled employees in those areas.

Legal Proceedings

From time to time, the Company may be a party to legal and regulatory proceedings, including matters involving governmental agencies, entities with whom it does business and other proceedings arising in the ordinary course of business. The Company will evaluate its exposure to these legal and regulatory proceedings and establish reserves for the estimated liabilities in accordance with International Financial Reporting Standards. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have an adverse impact on the Company’s financial results.

Regulatory Compliance Risks

Achievement of the Company’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company may not be able to obtain or maintain the necessary licenses, permits, authorizations or accreditations, or may only be able to do so at great cost, to operate its business. The Company cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by local governmental authorities. The impact of the compliance regime, any delays in obtaining, or failure to obtain or keep the regulatory approvals may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on the business, results of operations and financial condition of the Company.

The Company will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the Company’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Change of Cannabis Laws, Regulations and Guidelines

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require the Company to incur substantial costs associated with compliance or alter certain aspects of its business plan. It is also possible that regulations may be enacted in the future that will be directly applicable to certain aspects of the Company’s businesses. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Company’s business. Management expects that the legislative and regulatory environment in the cannabis industry in Canada and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Compliance with any such legislation may have a material adverse effect on the Company’s business, financial condition and results of operations.

Unfavourable Publicity or Consumer Perception

Management of the Company believes the cannabis industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception of the Company’s proposed products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favourable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for the Company’s proposed products and the business, results of operations, financial condition and cash flows of the Company. The Company’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, the demand for the Company’s proposed products, and the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or the Company’s proposed products specifically, or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed.

Liability, Enforcement, Complaints, etc.

The Company’s participation in the cannabis industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by third parties, other companies and/or various governmental authorities against the Company. Litigation, complaints, and enforcement actions involving the Company could consume considerable amounts of financial and other corporate resources, which could have an adverse effect on the Company’s future cash flows, earnings, results of operations and financial condition.

Product Liability

As a distributor of products designed to be ingested or inhaled by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused damages, loss or injury. In addition, the sale of the Company’s products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of the Company’s products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that the Company’s products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. A product liability claims or regulatory action against the Company could: i) result in increased costs; ii) adversely affect the Company’s reputation with its Licensed Partners and consumers generally; and iii) have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurances that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products.

Insurance Coverage

The Company’s production is, in general, subject to different risks and hazards, including adverse weather conditions, fires, plant diseases and pest infestations, other natural phenomena, industrial accidents, labour disputes, changes in the legal and regulatory framework applicable to the Company and environmental contingencies. Although management of the Company believes that the events and amounts of liability covered by its insurance policies will be reasonable, taking into account the risks relevant to its business, and the fact that agreements with users contain limitations of liability, there can be no assurance that such coverage will be available or sufficient to cover claims to which the Company may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, the Company’s financial resources, results of operations and prospects could be adversely affected.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of the Company’s products are recalled due to an alleged product defect or for any other reason, the Company could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Company may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if the Company is subject to recall, the image of the Company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for the Company’s products and could have a material adverse effect on the results of operations and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company’s operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses and potential legal fees and other expenses.

Limited Avenues to Market and Promote Products

To be successful, the Company’s business must be successfully marketed. The market for the Company’s products and services has and is expected to grow significantly and may require substantial sales and marketing capability. The Company will be dependent on independent parties to market its products and services. There can be no assurance that the Company can continue to market or can enter into satisfactory arrangements with third parties to continue to market its products and services in a manner that would assure its growth and acceptance in the market place.

Supply of Cannabis Extract

If for any reason the supply of cannabis extract from licensed producers is ceased or delayed, the Company would have to seek alternate suppliers and obtain all necessary authorization for the new cannabis extract. If replacement cannabis extract cannot be obtained at comparable prices, or at all, or if the necessary authorizations are not obtained, the Company’s business, financial condition and results of operations would be materially and adversely affected.

Global Economy

Financial markets are influenced by the economic and market conditions in other countries, including the United States and other global markets. Although economic conditions in these countries may differ significantly from economic conditions in Canada, investor reactions to developments in these other countries may substantially affect the capital flows into and the market value of securities of issuers with operations in the United States and Canada.

Consumer Acceptance of Premium Pricing

The Company branding, and pricing strategy is to offer a premium product at higher than existing market prices of competitive products. The Company assumes that it will be successful in establishing the brand as a premium brand and therefore is relying on pricing its products consistent with its brand image. There can be no assurance that the Company will be successful and that the marketplace will accept a premium price when there is no direct competitive, comparable product.

Access to Capital

In executing its business plan, the Company makes, and will continue to make, substantial investments and other expenditures related to acquisitions, research and development and marketing initiatives. Since its incorporation, the Company has financed these expenditures through offerings of its equity securities and debt financing. The Company will have further capital requirements and other expenditures as it proceeds to expand its business or take advantage of opportunities for acquisitions or other business opportunities that may be presented to it. The Company may incur major unanticipated liabilities or expenses. The Company can provide no assurance that it will be able to obtain financing to meet the growth needs of the Company.

Foreign Sales and Currency Risks

The Company’s functional currency is denominated in Canadian dollars. The Company currently expects that sales will be denominated in U.S. dollars and may, in the future, have sales denominated in the currencies of additional countries in which it establishes sales offices. In addition, the Company incurs the majority of its operating expenses in Canadian dollars. In the future, the proportion of the Company’s sales that are international may increase. Such sales may be subject to unexpected regulatory requirements and other barriers. Any fluctuation in the exchange rates of foreign currencies may negatively impact the Company’s business, financial condition and results of operations. The Company has not previously engaged in foreign currency hedging. If the Company decides to hedge its foreign currency exposure, it may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide the Company from foreign currency fluctuations and can themselves result in losses.

Estimates or Judgments Relating to Critical Accounting Policies

The preparation of financial statements in conformity with International Financial Reporting Standards requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the notes to the Company’s Financial Statements, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. The Company’s operating results may be adversely affected if the assumptions change or if actual circumstances differ from those in the assumptions, which could cause the Company’s operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the share price of the Company. Significant assumptions and estimates used in preparing the financial statements include those related to the credit quality of accounts receivable, income tax credits receivable, share based payments, impairment of non-financial assets, as well as revenue and cost recognition.

Tax Risks

The Company will operate and will be subject to income tax and other forms of taxation (which are not based upon income) in multiple tax jurisdictions. Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates is also subject to change. Therefore, the Company’s earnings may be impacted by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. The Company may have exposure to greater than anticipated tax liabilities or expenses. The Company will be subject to income taxes and non-income taxes in a variety of jurisdictions and its tax structure is subject to review by both domestic and foreign taxation authorities and the determination of the Company’s provision for income taxes and other tax liabilities will require significant judgment.

Repatriation of Profits

As a holding company with no material assets other than the stock of the Company’s operating subsidiaries and intellectual property, nearly all of the Company’s funds generated from operations are generated by the Company’s operating subsidiaries. The Company’s subsidiaries are subject to requirements of various regulatory bodies, both domestically and internationally. Accordingly, if the Company’s operating subsidiaries are unable, due to regulatory restrictions or otherwise, to pay the Company’s dividends and make other payments to the Company when needed, the Company may be unable to satisfy the Company’s obligations when they arise.

Limited market for securities

There can be no assurance that an active and liquid market for the Company’s shares will develop or be maintained and an investor may find it difficult to resell any securities of the Company.

Stock Market Volatility

The market price of the Company’s Common Shares could be subject to significant fluctuations in response to various factors, many of which are beyond the Company’s control. In addition, the stock markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Shares. There can be no assurance that the holders or purchasers of the Company’s Common Shares will be able to resell their shares at prices equal to or greater than their cost.

No History of Payment of Cash Dividends

The Company has never declared or paid cash dividends on its Common Shares. The Company intends to retain future earnings to finance the operation, development and expansion of the business. The Company does not anticipate paying cash dividends on its Common Shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the Board and will depend on the Company’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

Analyst Coverage

The trading market for the Company’s Common Shares will, to some extent, depend on the research and reports that securities or industry analysts publish about the Company or its business. The Company will not have any control over these analysts. If one or more of the analysts who covers the Company should downgrade the Company’s Common Shares or change their opinion of the Company’s business prospects, the Company’s share price would likely decline. If one or more of these analysts ceases coverage of the Company or fails to regularly publish reports on the Company, the Company could lose visibility in the financial markets, which could cause the Company’s share price or trading volume to decline.

Tax Issues

There may be income tax consequences in relation to the Company’s Common Shares, which will vary according to circumstances of each investor. Prospective investors should seek independent advice from their own tax and legal advisers.

INFORMATION CONCERNING XANTHIC BIOPHARMA INC.

Additional information relating to the Corporation, may be accessed through the SEDAR website at www.sedar.com under Xanthic Biopharma Inc. and the Corporation’s website at www.xanthicbiopharma.com.

Toronto, Ontario

September 13, 2018